Exhibit 10.38

Executed

at München on 16 July 2013

Before me, the undersigned notary

Dr. Hans-Joachim Vollrath

notary public in the district of the Higher Court of Munich (OLG München),

with offices at 80331 München, Sonnenstraße 9

appeared today:

1)                                     Dr. Walther Neussel, born on 18.10.1963, with business seat in 55543 Bad Kreuznach, Dr. Karl-Aschoff-Strafe 9, identified by his valid identity card, by his own statements acting subject to later approval assuming, however, no personal liability for the granting of such approval, for and on behalf of

a)                                     I-Motion Besitz- and Verwaltungsgesellschaft mbH & Co KG, a German limited partnership with a limited liability company as general partner, registered with the commercial register of the local court of Koblenz (Amtsgericht Koblenz) under HR A 5302, Hellenstraße 55/57, 56179 Vallendar

b)                                     Mr. Nikolaus Schar, born 27.02.1961, of Benzenhahn 25, 56170 Bendorf

c)                                      I-Motion GmbH Events & Communication, a German limited liability company, registered with the commercial register of the local court of Koblenz (Amtsgericht Koblenz) under HR B 6269 (the “Company”), Am Hohen Stein 8, 56218 Mülheim-Kärlich,

d)                                     Mr. Oliver Vordemvenne, born 19.11.1974, of Bellinghausener Str. 15, 53639 Konigswinter.

Approval shall be deemed valid upon reception by the acting notary.

2)                                     Felix Fritz Wunderlin, born on 25.10.1980 with business address: c/o Reed Smith LLP, Von-der-Tann-Str. 2, 80539 München, identified by his valid identity card, by his own statements acting by virtue of a due power of attorney, a copy of which was presented upon notarisation, assuming, however, no personal liability, for and on behalf of

SFX Entertainment, Inc. with its registered office in 430 Park Avenue, 6th Floor, New York, NY 10019, USA

Mr Wunderlin presented a power of attorney as attached to this deed; no further proof of the persons’ capacity to represent was required by the persons appeared. The persons appeared requested notarisation partly in the English language; they waived their right to have a written translation or an interpreter present.

The persons appeared then requested the notarisation of the attached “Share Purchase Agreement” and its exhibits.

Read out by or in the presence of the notary including the Share Purchase Agreement and its exhibits, each and every exhibit has been exhibited to the persons appeared. Where exhibits or parts of these have been characterized as enclosed “as a matter of proof” in the table on page 33 or 34 of the Share Purchase Agreement those exhibits or parts of these have not been read out. Where exhibits or parts of these have been characterized as enclosed “§ 14 BeurkG” in the table on page 33 or 34 of the Share Purchase Agreement the persons appeared waived the reading out of those exhibits or parts of these, instead they made reference according to Sec. 14 of the German Act on Notarisation (BeurkG) and signed those exhibits or parts of these. All the remaining exhibits have been read out by the notary or in the presence of the notary.

Approved by the persons appeared and signed by them and the notary; notarisation began on 15 July 2013 at 07:15 p.m. and lasted until 16 July 2013 at 04:50 a.m.; it was resumed on 16 July 2013 at 05:00 p.m., approval and signing took place on 16 July 2013 at 07:10 p. m.

/s/ Walther Neussel

/s/ Felix Fritz Wunderlin

Share Purchase Agreement

Dated	16 July 2013

PARTIES

(1)

I-Motion Besitz- und Verwaltungsgesellschaft mbH & Co KG, a German limited partnership with a limited liability company as general partner, registered with the commercial register of the local court of Koblenz (Amtsgericht Koblenz) under HR A 5302 (“Seller 1”)

(2)	Mr. Oliver Vordemvenne, born 19.11.1974, of Bellinghausener Str. 15, 53639 Königswinter (“Seller 2”)

(3)	Mr. Nikolaus Schär, born 27.02.1961, of Benzenhahn 25, 56170 Bendorf (“Mr. Schär”)

(4)	I-Motion GmbH Events & Communication, a German limited liability company, registered with the commercial register of the local court of Koblenz (Amtsgericht Koblenz) under HR B 6269 (the “Company”)

(5)	SFX Entertainment, Inc. (the “Purchaser”)

(Seller 1 and Seller 2 collectively the “Sellers”)

(Seller 1, Seller 2, Mr. Schär, the Company and the Purchaser collectively the “Parties” and each a “Party”)

Page

This Share Purchase Agreement (the “Agreement”) is entered into on this 16 day of July 2013.

Recitals

Seller 1 is the owner of 95 % and Seller 2 is the owner of 5 % of the issued share capital of the Company.  The Company has a registered share capital of EUR 25,000 divided into shares in the nominal amounts of EUR 21,250.00 and EUR 2,500.00 (both owned by Seller 1), and EUR 1,250.00 (owned by Seller 2).

The Company is engaged in the electronic music festival and the artist booking business.  The business of the Company, taken as a whole, as presently conducted (disregarding the transactions contemplated by this Agreement), is hereinafter referred to as the “Business”.

Therefore, the Parties agree as follows:

1.                                      Sale and Transfer

1.1                               Sold Shares

The shares in the Company held by Seller 1 with the nominal amounts of EUR 21,250.00 and EUR 2,500.00 shall (as a precautionary measure: together with any and all other shares Seller 1 or Mr. Schär may hold in the Company) hereinafter be referred to as the “Sold Shares 1”.

The share in the Company held by Seller 2 with the nominal amount of EUR 1,250.00 shall (as a precautionary measure: together with any and all other shares Seller 2 may hold in the Company) hereinafter be referred to as the “Sold Share 2”.

The Sold Shares 1 and the Sold Share 2 shall hereinafter be referred to as the “Sold Shares”.

1.2                               Sale of the Sold Shares

Subject to the terms and conditions set forth herein, Seller 1 herewith sells the Sold Shares 1 to the Purchaser and Seller 2 herewith sells the Sold Share 2 to the Purchaser and the Purchaser purchases the Sold Shares.

1.3                               Transfer of the Sold Shares

Subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing as set forth in Section 4 below and effective as of the Closing Date, Seller 1 (and, as a precautionary measure, also Mr. Schär) hereby transfer(s) (tritt ab) to the Purchaser the Sold Shares 1 and Seller 2 hereby transfers to the Purchaser the Sold Share 2; Purchaser herewith accepts such transfers.

1.4                               Ancillary Rights

The Sold Shares shall be sold and transferred to the Purchaser with any and all ancillary rights pertaining thereto, except as set forth otherwise in this Section 1.4.

The Sold Shares shall be sold and transferred to the Purchaser including without limitation the right to receive all profits for the current fiscal year beginning on 1 January 2013, 0:00 hours, as well as all profits for previous fiscal years to the extent that such profits for previous fiscal years have not been distributed to the Sellers, whereby, however, (open and hidden) profit distributions by the Company to the Sellers since 1 January 2013 (relating to profits of the current or previous financial years) shall be permitted in a maximum value in cash and in kind of EUR 2,500,000.00 (in words: Euro two Million five hundred thousand) (including, the motorcar Ferrari 458, KO — F 7, at fair market value, expected to amount to approximately EUR 200,000.00 (book value € 204,000.00)) until the Closing Date (whereby, for clarification purposes, amounts of two times EUR 500,000.00 have been distributed prior to the date hereof).

Purchaser herewith accepts such sales and transfers.

1.5                               Consent of Seller’s Spouse

By written statement dated 14 July 2013, a copy of which is attached as Exhibit 1.6., Seller 2’s spouse granted her consent to this Agreement and to the sale and transfer of the share to be sold and transferred by Seller 2 pursuant to this Section 1, as required by Section 1365 of the German Civil Code (Bürgerliches Gesetzbuch, BGB).

1.6                               Consent of the Company

By written statement dated 14 July 2013, a copy of which is attached as Exhibit 1.7., the Company has granted its consent to the sale and transfers of the Sold Shares hereunder.

2.                                      Consideration

2.1                               Consideration for the Sold Shares

The total consideration for the Sold Shares shall consist of a payment of an Exchange Rate Protected Amount (as defined hereinafter) as at the Closing Date equal to USD 16,000,000.00 (in words: United States Dollar sixteen Million) (such exchange rate protected amount the “Purchase Price”)

and

a certain number of shares of the Purchaser’s common stock, USD 0.001 par value, as calculated by dividing an Exchange Rate Protected Amount at the Closing Date of USD 5,000,000.00 (in words: United States Dollar five Million) (such exchange rate protected amount at the Closing Date hereinafter the “IPO Share Value”) by the issue price per share of the Purchaser’s common stock, USD 0.001 par value, as offered to the public markets by the Purchaser’s underwriters on the NASDAQ Stock Market (the “IPO Price”) (the “Common Shares”).

The Common Shares shall be issued to Seller 1 on the Closing Date as set forth in Section 3.1 below.

The “Exchange Rate Protected Amount” of a certain amount in United States Dollars (the “USD Amount”) as at a certain date (the “Date”) shall, for the purposes of this Agreement, be defined as an amount in United States Dollars equal to the higher of (i) the USD Amount and

(ii) the USD Amount converted into Euros at an exchange rate of 0.7874 Euros per United States Dollar and the result re-converted into United States Dollar at the Euro Foreign Exchange Reference Rate as published by the European Central Bank on its Website for the Business Day prior to the Date.

For clarification purposes:  A Euro amount of EUR 12,598,400.00 is protected as a minimum USD cash payment (at the defined exchange rate of 0.7874 Euros per USD, USD 16,000,000.00 corresponds to such Euro amount), and a Euro amount of EUR 3,937,000.00 is protected as a minimum amount to be equaled in Common Shares at the IPO Price.

2.2                               Earn out and Compensating Cash Payment

The total consideration for the Sold Shares shall be increased by an Exchange Rate Protected Amount of USD 1,000,000.00 (in words: United States Dollar one Million) (the “Earn Out”) as at the Earn Out Due Date in the event the EBITDA of the Company for the financial years ending on 31 December 2013 and/or 31 December 2014 (“EBITDA”) exceeds (i) USD 4,000,000.00 (in words: United States Dollar four Million) converted into Euros at the Euro Foreign Exchange Reference Rate as published by the European Central Bank on its Website for the last banking day of the respective fiscal year or, if such number is lower, (ii) EUR 3,149,600.00 (in words: Euro three Million one hundred forty-nine thousand six hundred) (the latter corresponding to USD 4,000,000.00 converted into Euros at an exchange rate of 0.7874 Euros per USD).  The EBITDA of the Company for such financial years shall be derived from the audited and approved annual accounts of the Company and calculated in accordance with the methodology set forth in Exhibit 2.2.

The Earn Out shall be due for payment on the tenth (10th) Business Day after the annual accounts of the fiscal year ending on 31 December 2013 and/or 31 December 2014, respectively, have been adopted (the “Earn Out Due Date”).

For clarification purposes:  A Euro amount of EUR 787,400.00 is protected as a minimum USD cash payment (at the defined exchange rate of 0.7874 Euros per USD, USD 1,000,000.00 corresponds to such Euro amount) at the Earn Out Due Date.

Furthermore, the total consideration for the Sold Shares 1 shall be increased by an amount calculated in accordance with the principles laid down in Exhibit 2.2 — compensation (the “Compensating Cash Payment”) to Seller 1. The Compensating Cash Payment shall fall due within ten (10) Business Days after Seller 1 has provided adequate proof regarding the preconditions (Voraussetzungen) for the Purchasers’ obligation to make the Compensating Cash Payment.

The Purchaser shall be entitled to set-off (aufrechnen) against payment of the Earn Out and the Compensating Cash Payment any and all outstanding claims Purchaser may have against the Sellers under this Agreement.

The Purchaser shall not be obliged to make the Earn Out payment or the Compensating Cash Payment in the event that

(i)                                     The service agreement concluded pursuant to Section 4.4 c) has terminated (ist beendet) due to a resignation as managing director of the Company by Mr. Schär or a termination notice by Mr. Schär (unless Mr. Schär resigns or terminates his service agreement for cause (aus wichtigem Grund) for which the Company is responsible) or a termination of the respective service agreement by the Company for cause (aus wichtigem Grund) due to (x) a criminal offence committed by Mr. Schär against the interest of the Company with an economic damage for the Company of at least EUR 10.000,— (Euro ten thousand) or (y) an enduring refusal of Mr. Schär to fulfil his duties under the service agreement; and / or

(ii)                                  Seller 1 and / or Mr. Schär have materially breached their obligations under this Agreement after the Closing Date, in particular the provisions of Section 9.6.

2.3                               Mode of Payment, Split of Consideration

Any payments to be made to the Sellers under this Section 2 or any other provision of this Agreement shall be made in United States Dollars by irrevocable wire transfer of immediately available funds to the bank account, of the respective recipient of the respective payment that has been duly notified by such recipient to the Purchaser in writing at least five (5) Business Days prior to the due date of such payment.

Any such payment shall be deemed to have been duly made only upon the final crediting of the amount payable (without any deduction for costs or charges) to the relevant bank account on, and as of a value date no later than, the relevant due date.

The Purchase Price for the Sold Shares shall be allocated among the Sellers as follows:  95% (in words: ninety-five per cent) to Seller 1 and 5% (in words: five per cent) to Seller 2.  The Common Shares and all of the other parts of the consideration as set forth above (Earn Out and Compensation Cash Payment) shall be allocated to Seller 1 only.

3.                                      Issue of Common Sharesj

3.1                               Issue of Common Shares

Effective as of the Closing Date, the Purchaser shall issue to Seller 1 a certain number of shares of its common stock, USD 0.001 par value, as calculated by dividing an Exchange Rate Protected Amount as of the Closing Date of USD 5,000,000.00 (in words: United States Dollar five Million) by the IPO Price.

3.2                               Representations, Warranties, and Acknowledgements of Seller 1 concerning the Purchasers’ securities

Concerning the shares of the Purchaser’s common stock issued to the Seller 1, Seller 1 gives certain representations, warranties, and acknowledgements as set forth in Exhibit 3.2.

4.                                      Closing

4.1                               Place and Time of Closing

The consummation of the purchase and transfer of the Sold Shares (the “Closing”), shall take place at the offices of Reed Smith LLP in Von-der-Tann-Strasse 2, 80539 Munich, Germany, at 10:00 a.m. Central European Time, on 27 September 2013 or the last Business Day of any calendar month thereafter if the Closing Condition set forth in Section 4.2 lit. a) below is met seven (7) or more Business Days prior to such date or at such other time or place as the Sellers and the Purchaser may mutually agree.

The date on which the Closing takes place is referred to herein as the “Closing Date”.

4.2                               Conditions to Closing, Waiver of Closing Conditions, Right to Withdraw,

The obligations of the Purchaser and the Sellers to consummate the purchase and transfer of the Sold Shares are subject to the satisfaction of all of the following conditions precedent (the “Closing Conditions”):

a)                                     Shares of the Purchaser’s stock have been admitted for public trading on the NASDAQ Stock Market (the “IPO”) and the volume of the shares sold amounts to or exceeds a volume of USD 50,000,000.00 (USD fifty million) calculated on the basis of the IPO price.

b)                                     In addition, the Purchaser’s obligation to consummate the purchase and transfer of the Sold Shares is subject to the satisfaction of all of the following Closing Conditions:

(1)                                 No events have occurred or become known to the Purchaser (excluding, however, the normal fluctuation of the Company´s business) which have, or may reasonably be expected to have, taken in the aggregate, a material adverse effect (whereby an effect of less than EUR 150,000.00 shall not be considered material) on the financial position, earnings position or prospects, business operations or assets of the Company, taken as a whole.

(2)                                 The representations and warranties of the Sellers in Section 5 are correct in all material respects.

(3)                                 The Sellers have complied in all material respects with the covenants and other agreements that the Sellers are required to comply with pursuant to this Agreement on or prior to the Closing Date.

(4)                                 Each of the Sellers and Mr. Schär (the “IP Guarantors”) shall have entered into agreements regarding Intellectual Property Rights relating to the Business in the scope set forth in Exhibit 4.2 b) (4).

(5)                                 Rufener Brand Management AG, a Swiss stock corporation, registered with the commercial register of the Canton of Zurich under company number CH-400.3.003.928-6 (“Rufener Brand”) and all of the direct and indirect shareholders of Rufener Brand, shall have (i) entered into an Intellectual Property Assignment Agreement materially in the form attached hereto as Exhibit 4.2 b) (5) whereby any and all Intellectual Property Rights held by Rufener Brand and relating to the Business of the Company are sold and transferred to the Company and (ii) made any and all statements and taken any and all other measures that are necessary or appropriate to effect and validly implement the aforementioned sale and transfer.

(6)                                 The Company has put in place “tail” insurance policies for directors’ and officers’ liability insurance with respect to matters, acts or omissions existing or occurring at or prior to the Closing Date (the “D&O Tail Policies”) with a claims period of at least six (6) years from the Closing Date, and the Company shall either prepay the D&O Tail Policies immediately prior to the Closing Date or include in the Seller Transaction Expenses (as defined in Exhibit 10.9) all present and future costs related thereto.

(7)                                 I-Motion Communication GbR (Nikolaus Schär / Oliver Vordemvenne) undertake to transfer (sich zur Übertragung verpflichten), and transfer (übertragen), free of charge, to the broadest extent legally possible their ownership in any and all of its assets that relate to the Company’s Business to the Company.

(8)                                 Each of the Sellers and Mr. Schär as well as their respective affiliates (verbundene Unternehmen) within the meaning of Sections 15 et seqq. German Stock Corporation Act (AktG), except for I-Motion Veranstaltungs-GmbH and I-Motion Development GmbH, and relatives (Angehörige) within the meaning of Section 15 German Tax Code (Abgabenordung) shall cancel with immediate effect all of their agreements and arrangements with the Company and the Company’s affiliates (verbundene Unternehmen) within the meaning of Sections 15 et seqq. German Stock Corporation Act (AktG).  They shall confirm that, except under this Agreement, they have no claims of any nature (keine Ansprüche irgendwelcher Art) against the Company as of the date hereof; as a matter of precaution, they shall waive any such claims.

c)                                      If the Closing Condition pursuant to Section 4.2.a) above has not been fulfilled within three (3) months after the date hereof, each Party shall be entitled to rescind (zurücktreten) this Agreement by giving written notice to the other Party, provided that any setting of any period within the meaning of Section 323 of the German Civil Code (BGB) is not required for such a rescission.

d)                                     If any of the Closing Conditions pursuant to Section 4.2b) are not fulfilled within three (3) months after the date hereof, the Purchaser may, at the Purchaser’s sole discretion, rescind (zurücktreten) this Agreement by giving written notice to the Sellers, provided that any setting of any period within the meaning of Section 323 of the German Civil Code (BGB) is not required for such a rescission.

e)                                      Upon termination of this Agreement pursuant to Sections 4.2c) or 4.2d), all rights and obligations of all Parties hereunder except for those set forth in Section 10 shall terminate without any liability of any Party to the other Parties (other than for breach of this Agreement prior to such termination).

f)                                       The Purchaser may, at the Purchaser’s sole discretion, waive part or all of each Closing Condition in Section 4.2b) by giving written notice to the Sellers.  The effect of a waiver shall be limited to eliminating the respective Closing Condition and shall not limit or prejudice any claims any party may have with respect to any non-fulfillment of such, or any other, Closing Condition under this Agreement or under applicable law.

4.3                               Undertaking by the Sellers

Each of the Sellers and Mr. Schär guarantee and undertake to ensure (garantieren und werden sicher stellen) that the Closing Conditions pursuant to Section 4.2 lit. b) nos. (2) through (8) above will be fulfilled not later than two  (2) months after the date hereof as well as on the Closing Date.

4.4                               Actions on the Closing Date

On the Closing Date, the Parties shall take, or cause to be taken the following actions (the “Closing Actions”), in the order as set forth below:

a)                                     The Sellers shall provide the Purchaser with a budget for the Company (consisting of actual and estimated figures, as applicable) for the fiscal year ending on 31 December 2013 acceptable to the Purchaser, acting reasonably, including a profit / loss statement for each event that has taken place prior to Closing;

b)                                     The Sellers shall deliver to the Purchaser the original documents evidencing the fulfillment of the Closing Conditions set forth under Section 4.2 lit. b) nos. (2), (4) through (8) and any further evidence the Purchaser may require in connection therewith;

c)                                      The Company and Mr. Schär shall sign and enter into a managing director service agreement with a fixed term until 31 December 2014, providing for a yearly remuneration of EUR 100,000.00 and a post-contractual non-compete obligation of 12 months;

d)                                     The Company and Seller 2 shall sign and enter into a managing director service agreement with an indefinite term, to be terminated not before 31 December 2015, providing for a yearly remuneration of EUR 150,000.00 plus an EBITDA related bonus and a post-contractual non-compete obligation of 12 months and providing that termination must be declared 6 months preceding the end of a calendar quarter;

e)                                      The Purchaser shall pay the Purchase Price as provided for under Section 2.1;

f)                                       The Purchaser shall issue the Common Shares as provided for under Section 3;

g)                                      The Parties shall execute a Closing Confirmation (the “Closing Confirmation”) confirming or waiving (as the case may be) the occurrence of the Closing Conditions and confirming that Closing has occurred.

4.5                               Waiver of Closing Actions

The Purchaser may waive each of the Closing Actions set forth in Section 4.4 other than the Closing Actions in Section 4.4.e) and / or 4.4.f) by written notice to Sellers.  The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is being taken at the Closing and shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

5.                                      Representations and Warranties of Sellers

The Sellers and Mr. Schär (the “Guarantors”) hereby guarantee vis-à-vis the Purchaser in the form of an independent undertaking within the meaning of Section 311 of the German Civil Code (selbstständiges Garantieversprechen) that, except as set forth in the Exhibits referred to in this Section 5 (the “Disclosure Schedules”), the statements set forth in this Section 5 are true and correct as of the date hereof and will be true and correct as of the Closing Date, whereby it is understood by the Parties that (i) statements that are explicitly made as of a specific date shall be true and correct only as of such date, (ii) the Guarantors shall be liable for any Breaches (as defined in Section 6.1 below) of the guarantees in this Section 5 irrespective of any fault or negligence of the Guarantors (verschuldensunabhängig), (iii) that the Guarantors’ liability shall be subject to the modalities and limitations as set forth in Section 6 below, and (iv) guarantees that are subject to the Guarantors’ Best Knowledge (as defined below) shall be true and correct only as of the date hereof.

For the purpose of this Agreement, “Guarantors’ Best Knowledge” means best knowledge, as of the date hereof, of one or more of the Guarantors.  The Guarantors shall be deemed to have knowledge of all facts that (i) are disclosed or reflected in the books and records of the Company and (ii) any knowledgeable person would reasonably be expected to have known such facts after the conduct of due inquiry applying the standard of care of a prudent businessman pursuant to Section 43 German Act on Limited Liability Companies (GmbHG) with respect to the relevant matter.

The Parties agree that the statements set forth in this Section 5 are neither agreements on quality (Beschaffenheitsvereinbarungen) within the meaning of Section 434 para. (1) German Civil Code nor quality guarantees concerning the object of purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443 and 444 German Civil Code.

Each Disclosure Schedule only contains disclosures for the purpose of the warranty which refers to that Disclosure Schedule and shall not be deemed to be a disclosure for the purpose of any other warranty unless such warranty contains an explicit reference to such disclosure.

5.1                               Status of Sellers

a)                                     Seller 1 is a limited liability partnership (Kommanditgesellschaft) duly formed and validly existing under German law.  The execution and performance by Seller 1 of this Agreement is within Seller 1’s corporate powers, does not violate the articles of association or by-laws of Seller 1, has been duly authorized by all necessary corporate actions on the part of Seller 1 and constitutes legal, valid and binding obligations of the Sellers enforceable in accordance with their terms.

b)                                     As of the date hereof, there is no lawsuit, investigation or proceeding pending or threatened against Sellers before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

c)                                      The execution and performance of this Agreement by the Sellers require no approval or consent by any governmental authority and do not violate any applicable law or decision by any court or governmental authority binding on the Sellers.

d)                                     No insolvency or similar proceedings have been, or are threatened to be, opened over the assets of the Sellers, and there are no circumstances that would require or justify the opening of or application for such proceedings.  Sellers are neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

5.2                               Legal Organization of the Company

a)                                     The Company is a company with limited liability (Gesellschaft mit beschränkter Haftung) duly established and existing under the laws of the Federal Republic of Germany.  The information given under the Recitals concerning the corporate ownership in the Company (disregarding the transactions contemplated by this

Agreement) is true and complete.  The shares in the Company are fully paid up and capital contributions have not been repaid, neither openly nor concealed.

b)                                     The Company has all corporate powers to conduct its business as presently conducted.

c)                                      The Company is not a party to any agreement which would permit any third party to control the Company or obligate it to transfer its profits to any such third party.

d)                                     The articles of association and by-laws (as presently in effect) of the Company are part of the notarial deed 1283/2007 J of notary Jürgen Schmidt, Neuwied, filed with the commercial register.  A true and complete copy has been disclosed to the Purchaser prior to the execution of this Agreement.  There are no supplementary or side agreements with respect to such articles of association.  In particular, there are no voting trust agreements, sub-participation agreements, and silent partnership agreements with respect to the Company or its shares.

e)                                      No bankruptcy or insolvency proceedings are pending with respect to the Company and the Company is not required under the applicable law to file for bankruptcy or insolvency.

5.3                               Ownership of Shares; Shareholdings

a)                                     The Sold Shares are duly authorized and validly issued.  The Sellers are the sole and unrestricted legal and beneficial owners of the Sold Shares.

b)                                     The Sold Shares are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Sold Shares.

c)                                      The contribution on the Sold Shares is fully paid up, has not been repaid and is not subject to any contribution obligation (Nachschusspflicht, Section 26 German Act on Limited Liability Companies).

d)                                     None of any contributions in kind into the Company have been overvalued (Differenzhaftung, Section 9 German Act on Limited Liability Companies).  Hidden contributions in kind have not been made into the Company (Verdeckte Sacheinlage, Section 19 German Act on Limited Liability Companies).  Until the respective first registrations of the Company in a commercial register, no transactions had been made and no measures had been taken which constitute a liability of any shareholder of the Company under the principle of adverse balance (Vorbelastungs-/Unterbilanzhaftung).

5.4                               Financial Information

a)                                     The financial statements of the Company for the fiscal years ending on 31 December 2011 and 31 December 2012 (the “Financial Statements”), which are attached as Exhibit 5.4 a),

(1)                                 have been prepared in accordance with United States generally accepted accounting principles as in effect from time to time and applied consistently (“US GAAP”);

(2)                                 present a true and fair view of the assets and liabilities, financial position and earnings position of the Company (vermitteln unter Beachtung der Grundsätze ordnungsgemäßer Buchführung ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) under US GAAP as of their respective balance sheet date;

(3)                                 have been duly audited under US GAAP and have received an unqualified audit certificate by Ernst & Young.

b)                                     The unaudited internal management information relating to the Company, including the unaudited balance sheet for the Company as of 31 March 2013 as submitted to the Purchaser has been prepared with the diligence of a prudent businessman and based on accounting principles consistent to those used in the preparation of the Financial Statements and present a true and fair view of the asset position, financial position and earnings position of the Company.

c)                                      Company has no liabilities or obligations, whether accrued or contingent, except (i) as disclosed in the Financial Statements, (ii) incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice or (iii) contractual liabilities incurred in the ordinary course of business, which are not required to be recorded on a balance sheet according to US GAAP as set out in Section 5.4a).

d)                                     There are no circumstances, as of today, which would require a material change of the Financial Statements under US GAAP, if such facts had been known at the time when they were prepared.

e)                                      Without limiting the generality of Sections 5.4 a) through 5.4 d), the accruals (Rückstellungen) in the Financial Statements are under US GAAP sufficient for the liabilities as of the dates of the Financial Statements.

f)                                       The accounting and bookkeeping records and files of the Company are up to date, contain complete and accurate details of all material transactions of the Company and comply with the provisions of its jurisdiction of incorporation or formation and applicable tax law.

g)                                      The Company’s aggregate cash at hand (Kassenbestand) amounts to not less than EUR 1,950,000.00 as at the date hereof.

5.5                               Assets; Encumbrances

a)                                     The Company is the legal or beneficial owner of all property and assets (whether real, personal, tangible or intangible) reflected in the Company’s Financial Statements.

b)                                     The fixed assets (Anlagevermögen) and current assets (Umlaufvermögen) owned by the Company are not encumbered with any liens, pledges, mortgages, charges or other security interests or encumbrances in favor of any third party, except for customary retention of title in favor of suppliers in the ordinary course of business.

c)                                      As of today the fixed assets (Anlagevermögen) of the Company and any assets leased by the Company are in good and usable condition and have been properly and regularly repaired and serviced.  No capital expenditures regarding the fixed assets of the Company have been deferred within the last six (6) months prior to the Closing Date.

d)                                     The Company is the owner, lessee, licensee of, or otherwise rightfully possesses and has available all assets (whether tangible or intangible) which are necessary to continue the Business as presently conducted.

e)                                      As of today the Company either owns or holds valid leases and / or licenses to all computer hardware, software, networks and other information technology (collectively “Information Technology”) which is used by or necessary for the Company to conduct its business as presently conducted.  The information technology owned or used by the Company has, in all material respects, the capacity and performance necessary to meet the requirements of the Company.

5.6                               Real Estate

a)                                     Exhibit 5.6 a) includes for the Company a correct and complete list of all real estate leased by the Company from any third party (including, without limitation, Sellers and Sellers’ Affiliates) (excluding, for clarification purposes, real estate leases for the festivals) (the “Leased Real Estate”), and correctly states for each such piece of real estate the location, size and use, the landlord and the date of the lease agreement.  No real estate other than the Leased Real Estate is currently used by or necessary for the Company to conduct its business as conducted on the Closing Date.

b)                                     As of today the Leased Real Estate and the buildings and other fixtures thereon, have been properly maintained, are in good order and repair (normal wear and tear excepted), are fit for the intended use and are materially in a condition adequate to conduct the business of the Company as currently conducted and as proposed to be conducted in the future.

c)                                      The Company does not own any real estate.

5.7                               Intellectual Property Rights

a)                                     Exhibit 5.7 a) contains a correct and complete list including all intellectual property rights, whether registered or not, and similar rights (in particular, but without limitation to patents, utility models, trademarks, trade names, titles, industrial designs and copyrights, domains, social network accounts and other intellectual property rights) (the “Intellectual Property Rights”) which are owned or licensed by the Company (including, as specified in Exhibit 5.7 a), any and all Intellectual Property Rights (to be) acquired from Rufener Brand pursuant to Section 4.2 (b) (5)) (the “Rufener IP Rights”) specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (iii) the jurisdictions in which such Intellectual Property Right has been registered, or in which an application for such issuance or registration has been filed, and the registration or application numbers, and (iv) the date of the license agreement on the basis of which the Company uses such Intellectual Property Right (excluding license agreements relating to the Rufener IP Rights).  Except for those listed in Exhibit 5.7 a) the Company does not use any intellectual property rights for their business or depend thereon.

b)                                     The Company has taken all actions (including timely payment of all registration or other fees) necessary to validly maintain the Intellectual Property Rights, in particular in relation to all registrations with any regulatory authorities with respect to the Intellectual Property Rights, except as indicated in Exhibit 5.7 a).  The Company has not granted a license with respect to any Intellectual Property Right to any third party, except as indicated in Exhibit 5.7 a).

c)                                      As of the date hereof, none of the Intellectual Property Rights, except as indicated in Exhibit 5.7 a), is subject to any outstanding judgment, injunction, order or decree issued against the Company or the owner of such IP which restricts the use thereof by it and no third party has challenged any Intellectual Property Right in writing towards the Company or the owner of such IP.  To the Guarantors´ best knowledge there are no circumstances that may reasonably be expected to give rise to claims of third parties with respect to Intellectual Property Rights except as indicated in Exhibit 5.9.  No license for use, which has been granted to the Company in respect of any Intellectual Property Rights, will be revoked, for the sake of clarity, with the exception of ordinary expirations.

d)                                     Unless otherwise disclosed in Exhibit 5.7 a), to the Guarantor’s Best Knowledge, the Company does not infringe (verletzt) any intellectual property right of any third party (including without limitation those of Sellers and Sellers’ Affiliates).  As of today no such infringement has been asserted in writing.  To the Guarantors’ Best Knowledge, no third party has infringed or has otherwise violated the Intellectual Property Rights.

e)                                      The Company has duly complied with, to the extent required by law, contract or otherwise, the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or similar foreign law.  The Company has paid all remuneration to persons entitled to any compensation under the German Act on Employee Inventions or agreements entered into under such Act up to and including the Closing Date.

f)                                       Except for the Intellectual Property Rights set forth in Exhibit 5.7 a), the Company, the Sellers and Rufener Brand as well as persons affiliated with any of the aforementioned persons within the meaning of Section 138 German Insolvency Code (Insolvenzordnung) (“Affiliates”) do not own and have not licensed any intellectual property rights that relate to and / or that could commercially be useful in the Business.

g)                                      Messrs. Maximilian Lenz, Fabian Lenz, Klaus Jankuhn and Wilhelm Rottger have irrevocably sold and transferred (whereby not all of the transfers have yet been registered) to the Company any and all of their rights in the trademarks “MAYDAY”.

5.8                               Governmental Permits; Compliance with Laws; Environment; State Aids

a)                                     The Company has all governmental permits, licenses, authorizations and consents which are required by them in the relevant jurisdiction in order to operate their businesses as presently conducted excluding permits for individual festivals on a case by case basis (the “Governmental Permits”).  To the Guarantors’ Best Knowledge, no Governmental Permit (i) has been cancelled or revoked towards the Company by any competent authority, (ii) the Company has not received any written notice by any such authority that it intends to cancel or revoke any Governmental Permit, (iii) neither a revocation nor any restriction of the Governmental Permits is pending and the Governmental Permits will not be revoked as a result of the consummation of the transactions contemplated by this Agreement, and (iv) no Governmental Permit has been challenged (angefochten) by any third party and there are no circumstances which would justify such a challenge.

b)                                     To the Guarantors’ Best Knowledge, the Company does not violate and has not violated (i) any Governmental Permits, (ii) applicable law, including but not limited to safety, labor and environmental regulations, unfair competition law, anti-trust, etc., or (iii) orders, decrees or rulings of, or restrictions imposed by, any court or authority.  As of the date hereof, the Company has not received any written notice of, and, to Guarantors’ Best Knowledge, the Company is not under investigation with respect to, any such violation.

c)                                      To the Guarantors’ Best Knowledge, no pollution or contamination exists or affects any Leased Real Estate or other properties and facilities owned, used or operated by the Company which may result in any liability of the Company and/or violation of applicable environmental laws.

d)                                     To the Guarantors’ Best Knowledge, the products designed, manufactured or distributed and the services rendered by the Company prior to the Closing Date do not suffer from any defects which give or could give rise to any product liability or warranty claims and no such claims have been raised against the Company during the last five years.

e)                                      The Company has not received or applied for any state aids or other subsidies during a period of ten (10) years prior to the date hereof.

5.9                               Litigation; Disputes

Except as disclosed in Exhibit 5.9, as of today there is no pending (rechtshhängige) litigation, either before court or an arbitration tribunal (gerichtliche Rechtsstreitigkeiten und Schiedsverfahren) or otherwise, criminal proceedings or investigations or other investigations by any competent authority, in which the Company is involved, either as plaintiff, defendant or otherwise, and no such litigation proceedings or investigations have been threatened.  To Guarantors’ Best Knowledge, no other circumstances exist which may reasonably result in such lawsuit or proceeding.  As of the date hereof, the Company is not subject to any decision by a court or governmental authority that limits its ability to operate its business in the ordinary course.

5.10                        Employee and Labor Matters

a)                                     There are no agreements with unions, workers’ councils and similar organizations to which the Company is bound.

b)                                     As of the date hereof, the Company is not experiencing and has not experienced during the last five (5) years (i) any strike or lockout of its employees or (ii) any lawsuit or dispute with any authority, union, workers’ council or other body of employee representatives pending before any court, governmental authority or arbitrator, or has been threatened with any such measures as listed under (i) and (ii).

c)                                      Exhibit 5.10 c) sets forth, as of the date hereof, a true and complete list of all managing directors of the Company and of all of the employees or freelancers of the Company (except temporary staff hired for individual festivals on a case by case basis).  Such list correctly states for each person the department, function/position, start of employment (year), fixed annual gross salary, other material entitlements and cancellation period.

As of the date hereof, none of the managing directors of the Company or employees or freelancers of the Company have given notice of termination of his or her employment or has indicated in writing or orally an intention to terminate his or her employment.  The Company has not promised to any such persons any payment or benefit which will be payable or arise as a result of the transactions contemplated by this Agreement.

d)                                     Exhibit 5.10 d) includes for the Company a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung), regarding employee benefits such as anniversary, holiday or jubilee payments, bonuses, profit participation or other variable remuneration elements and stock options, stock appreciation rights or similar rights, other than pensions (the “Employee Benefits”).  Such list correctly states the legal basis for the Employee Benefits and the nature and dates of the respective agreements or other commitments.

e)                                      The Company has made any direct or indirect commitment to pay a retirement pension, disablement pension, pension for surviving dependents or similar pension to present or former employees or shareholders, regardless of whether or not the rights of the beneficiaries under such commitments are vested.

f)                                       Except as disclosed in Exhibit 5.10 f), none of the persons who currently are working or during the past three (3) years have worked for the Company as a freelancer is or was under law deemed to be an employee or quasi-employee (Scheinselbstständiger) for labor or social security law purposes.

g)                                      All compensation and withholding obligations of the Company to or in respect of their current and former employees for periods prior to the Closing Date have been paid by the Company or have been properly provided for in the Financial Statements.

5.11                        Material Agreements

a)                                     Except for the agreements listed in Exhibit 5.11 a) (the “Material Agreements”), as of the date hereof, the Company is not a party to any of the following agreements:

(1)                                 agreements relating to the acquisition or sale of interests in other companies, businesses or real estate;

(2)                                 agreements to sell or otherwise dispose of any assets (other than relating to real estate) with a fair market or replacement value in excess of EUR 10,000.00 (in words: ten thousand Euro);

(3)                                 agreements for joint ventures, strategic alliances, joint development of products and other forms of cooperation or similar purposes or shareholders’ agreements (excluding, for clarification purposes, agreements relating to individual festivals on a case by case basis);

(4)                                 rental and lease agreements relating to real estate which, individually, provide for annual payments of EUR 10,000.00 (in words: ten thousand Euro) or more (excluding, for clarification purposes, lease agreements relating to individual festivals on a case by case basis), except as shown in Exhibit 5.6 a);

(5)                                 rental and lease agreements (other than relating to real estate) with the Company as lessor or lessee involving annual payments of EUR 10,000.00 (in words: ten thousand Euro) or more (excluding, for clarification purposes, lease agreements relating to individual festivals on a case by case basis);

(6)                                 license agreements regarding intellectual property rights with the Company as licensee or licensor (excluding, for clarification purposes, agreements relating to individual festivals on a case by case basis, or relating to the Rufener IP Rights with the Company as a licensee);

(7)                                 loan agreements, bonds (Anleihen) or debentures (Schuldverschreibungen) issued by the Company; sale and lease back agreements, asset backed security transactions, financial leases (Finanzierungsleasingverträge) or contracts relating to swaps, futures, options or other derivatives;

(8)                                 guarantees, indemnities, suretyships, comfort letters, performance or warranty bonds and similar instruments issued by the Company for any debt of any third party;

(9)                                 subordination agreements (Rangrücktrittserklärungen);

(10)                          frame or master agreements with suppliers of the Company with an aggregate volume per year of more than EUR 10,000.00 (in words: ten thousand Euro) (excluding, for clarification purposes, agreements relating to individual festivals on a case by case basis and supply agreements with utilities, such as telephone and internet providers, etc.);

(11)                          any agreements with customers that generated sales in the last fiscal year in excess of EUR 10,000.00 (in words: ten thousand Euro) (excluding, for clarification purposes, agreements relating to individual festivals on a case by case basis);

(12)                          any agreements with sales representatives (Handelsvertreter), distributors, commission agents, franchisees and the like (excluding, for clarification purposes, agreements relating to individual festivals on a case by case basis);

(13)                          consultancy agreements (Beraterverträge) providing for an annual remuneration in excess of EUR 10,000.00 (in words: ten thousand Euro);

(14)                          any agreements with Sellers and / or Affiliates of Sellers on the one hand and the Company on the other hand;

(15)                          any agreements or commitments which were not made in the ordinary course of business or which contain terms that are not at arm’s length;

(16)                          any agreements (excluding customary territorial restrictions in supplier or reseller agreements) that limits the freedom of the Company to compete in any line of business or with any third party;

(17)                          any other agreements which have a fixed term in excess of twelve (12) months (excluding standard office and bookkeeping software licensing agreements with an annual volume of less than EUR 10,000.00 (in words: ten thousand Euro); and

(18)                          any other agreements with an annual contract value of more than EUR 10,000.00 (in words: ten thousand Euro), or agreements relating to capital expenditures involving an amount exceeding EUR 10,000.00 (in words: ten thousand Euro) (excluding, for clarification purposes, agreements relating to individual festivals on a case by case basis).

b)                                     Prior to the date hereof, the Sellers have granted Purchaser access to true and complete copies of all Material Agreements.  Unless otherwise disclosed in Exhibit 5.11 a), (i) the Material Agreements are valid and enforceable against the parties thereto, (ii) as of the date hereof, no notice of termination has been given with respect to any Material Agreement and (iii) neither is the Company nor is any third party to any Material Agreement in material default or breach under any such agreement.

c)                                      Except as disclosed in Exhibit 5.11 a), no third party is entitled to terminate, or amend the terms of, any Material Agreement as a result of the consummation of any or all of the transactions contemplated by this Agreement.

d)                                     Except as disclosed in Exhibit 5.11 a), none of the parties to any Material Agreement has indicated, as of the date hereof, that it intends to terminate or materially reduce its business dealings with the Company as a result of the consummation of any or all of the transactions contemplated by this Agreement.

5.12                        Insurance Coverage

Exhibit 5.12 contains a true and complete list of all insurance policies (including details of the insured, insured risk, insurance company, policy number, date, term and maximum amount of coverage) relating to the assets, business or operations of the Company, indicating any policies which will terminate or may be terminated by the insurer as a result of the consummation of any or all of the transactions contemplated by this Agreement. All such policies are and will remain in full force and effect until the Closing Date.  The Company has duly paid all premiums and is in compliance with all other obligations under such insurance policies, to the extent required to maintain the insurance coverage.  As of the date hereof, there are no claims by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.

5.13                        Conduct of Business since 1 January 2013

Except for any transactions contemplated by, or any facts or events disclosed in this Agreement, in the period between 1 January 2013 and the date hereof, the business of the Company has been conducted in the ordinary course of business and in a manner consistent with past practice and there has not been:

a)                                     except as disclosed in Exhibit 5.13 a) any recapitalization or reorganization which changes the corporate structure of the Company; any merger or similar business combination between the Company and any third party;

b)                                     except as disclosed in Exhibit 5.13 b) any declaration of dividends or payment thereof or other payment or disbursement (in each case: in cash or in kind) by the Company to any Seller or their Affiliates;

c)                                      any divestiture by the Company of a shareholding with a value in excess of EUR 10,000.00 (in words: ten thousand Euro) each;

d)                                     any investment by the Company in, or the making of any loan to, any other company or entity;

e)                                      except as disclosed in Exhibit 5.13 e) any sale, transfer, encumbrance or other disposal of any material assets, other than dispositions in the ordinary course of business;

f)                                       extension of any guarantees, suretyships, letters of comfort, performance or warranty bonds or similar instruments securing any indebtedness or other obligation of any third party (including without limitation Sellers and Sellers’ Affiliates);

g)                                      incurrence of any material liabilities of any other kind, other than trade accounts payable incurred in the ordinary course of business;

h)                                     any capital expenditure by the Company in excess of EUR 20,000.00 (in words: twenty thousand Euro) each, except as provided in any plan or budget disclosed to Purchaser prior to the date hereof;

i)                                         any lay-off with respect to a significant part of the workforce of the Company;

j)                                        except as disclosed in Exhibit 5.13 j), employment of any new directors (Geschäftsführer) or senior management members;

k)                                     any salary increases or other changes of, or commitment to change, the terms and conditions of any employment agreement of the Company other than in the ordinary course of business, consistent with past practice;

l)                                         any strikes, lock-outs or work-stoppages or threats thereof;

m)                                 waiver or other abolishment of any material right of any nature;

n)                                     any termination of an agreement of the kind described in Section 5.11 a);

o)                                     loss or threatened loss of a material part of the Business;

p)                                     delay or otherwise deferral of payments to its suppliers for goods or services purchased;

q)                                     delay or otherwise deferral of any capital expenditures provided for in its budget;

r)                                        change of accounting (including without limitation valuation and consolidation) policies or procedures;

s)                                       changes in the business activity, the asset position, the financial position, the earnings position or the management of the Company except for changes in the ordinary course of business, none of which have adversely affected or will adversely affect to a material extent any of the foregoing;

t)                                        any damage, destruction or other casualty loss (whether or not covered by insurance) affecting, in a material and adverse manner, the Business or assets of the Company; or

u)                                     any conclusion of an agreement or other transaction with one or more of the Sellers and / or their Affiliates on the one hand and the Company on the other hand, in each case on terms which are not at arm’s length.

5.14                        No Unlawful Business Practices

The Sellers, Sellers’ Affiliates, the Company, the employees, freelancers and advisors of the Company have not, directly or indirectly, in connection with the business of the Company (i) used any funds of the Company for bribes (Bestechungsgelder), other unlawful purposes or political contributions in violation of applicable laws; (ii) requested or accepted any bribes or other unlawful benefits; or (iii) established or maintained any funds or assets that have not been properly recorded in the books and records of the Company.

5.15                        Tax

a)                                     The Company has duly and timely filed in accordance with applicable law all returns, forms and other statements required to be filed by the Company for Taxes (as defined below under Section 5.15 i)) (collectively the “Tax Returns”) and such Tax Returns correctly include all required information.

b)                                     All Taxes to be paid or withheld and remitted by the Company have been duly paid or withheld and remitted to the appropriate authority.

c)                                      Except as set out in Exhibit 5.15 c), as of today there is no disagreement with any public authority regarding the payment of Taxes by the Company.  Except as disclosed in Exhibit 5.15 c), there are no Tax-related investigations, audits, actions, proceedings or claims pending, proposed or threatened against or in relation to the Company.  The books and other records of the Company relating to Taxes have been properly maintained and are in all respects correct.

d)                                     The Company has not established any permanent establishment (Betriebsstätte) or permanent representative (ständiger Vertreter) within the meaning of any applicable tax legislation outside Germany; no local tax authority has claimed the existence of any permanent establishment or permanent representative outside Germany.

e)                                      The Company has not incurred Tax liabilities which result from acts or omissions other than in the ordinary course of business.  No transactions have been carried out which could be considered by the tax authorities as a constructive dividend (verdeckte Gewinnausschüttung); in particular all deliveries, services and other transactions between one of the Sellers and/or their Affiliates on the one hand and the Company on the other hand are based on written agreements and the contents of all such agreements have been and are fully on arm’s length terms and are performed accordingly and the transfer pricing documentations of the Company fully comply with all legal requirements imposed on them.

f)                                       For all Taxes which relate to the periods until 31 December 2012 and which by such date have not yet been paid in full, sufficient accruals (Rückstellungen) have been reported in the Financial Statements.  This applies regardless of whether such taxes, contributions and duties have already been assessed or will be assessed in future.

g)                                      For all existing claims on refund of Taxes receivables in the appropriate amount are reported in the Financial Statements and these claims validly exist.

h)                                     The Company is not a member of any consolidated or unitary group or a party to any arrangement as a result of which any income, loss, asset or liability of the Company is allocated for tax purposes to any third party, or is otherwise taken into account in determining any Tax payable by the Company or a third party, or vice versa (the “Tax Consolidations”).  .

i)                                         “Tax” or “Taxes” shall mean taxes (Steuern) and surcharges or other auxiliary tax obligations (steuerliche Nebenleistungen) all as defined in Section 3 German Tax Code (Abgabenordnung) or in comparable provisions of other jurisdictions or taxes, other public duties and auxiliary tax obligations of other jurisdictions which are comparable to such as defined in Section 3 German Tax Code, depending in which jurisdiction any of the Company is tax resident, including without limitation any custom duties as well as any kind of social security insurance premiums.  “Tax” or “Taxes” shall also include repayments in connection with investment grants (Investitionszulagen) and investment subsidies (Investitionszuschüsse) or any other financial support received from any public body (including without limitation from the European Union), however, all only to the extent such investment grants, investment subsidies or other financial support do not become repayable due to the transactions contemplated by this Agreement.  “Tax” or “Taxes” shall also include any of the levies, contributions, grants and payments listed in this Section 5.15 i) above, imposed on the Company as a secondary liability (Haftungsschuld).

5.16                        Right collection societies

The Company has duly informed the respective right collection societies regarding the use of music and / or of other works represented by the right collection societies and the Company has made all payments of fees and/or royalties to the right collection societies when due.

5.17                        Sellers’ Information

The documents and information relating to the Company and the Business which have been made available to the Purchaser and / or its advisors prior to the date hereof are true, complete and not misleading in all material respects.  All information referred to in the due diligence checklist and in the Q&A list has been correctly and completely disclosed to the extent it is material to the Business.  There are no facts or events, other than those disclosed in this Agreement, which may have a material adverse effect on the financial position, earnings position or business operations of the Company.

5.18                        No Other Representations or Warranties

Purchaser acknowledges that Guarantors make no representations, warranties or guarantees and assume no disclosure or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.

6.                                      Breaches of Representations and Warranties

6.1                               Breach; Damages

Subject to the provisions of this Section 6, if any representation of the Guarantors in Section 5 is incorrect, incomplete, misleading or otherwise breached (a “Breach”), the Guarantors shall put the Purchaser and/or, at Purchaser’s election, the Company into the same position they would be in if the representation were correct, complete, not misleading and/or if the Breach had otherwise not occurred.  Purchaser shall be entitled to request from the Guarantors that this position is provided by remediation in kind (Naturalrestitution, Section 249 German Civil Code).

If and to the extent that (i) although Purchaser is entitled to remediation in kind, the Breach has not been remedied, (ii) remediation in kind is not possible, (iii) remediation in kind has not been effected by the Guarantors within a period of two (2) month after a written request for such remediation has been made by Purchaser, or (iv) remediation in kind by the Guarantors would be grossly inconsistent with significant business interests of the Purchaser or the Company, the Purchaser shall be entitled to request from Guarantors, in lieu of the remediation in kind, compensation in cash (Schadensersatz in Geld, Section 250 Sentence 2 et seqq. German Civil Code) in the amount of all losses (including, without limitation, lost profits), costs and expenses (including, without limitation, reasonable legal, accounting and other fees and expenses of professional advisers) and other damages (including, without limitation, consequential damages) (collectively the “Damages”).

6.2                               Determination and Payment of Damages

If the compensation pursuant to Section 6.1 will create taxable income for the Purchaser or the Company, the resulting taxes shall be added to the Damages.  The present value of any benefits received by the Purchaser or the Company as a result of the Breach (including tax benefits) shall be deducted from the Damages (Vorteilsausgleich).

6.3                               Knowledge of Purchaser

The Purchaser shall not be entitled to any claims under Section 5 if and to the extent the Purchaser is, at the date of this Agreement, aware of the respective Breach.  However, the Purchaser shall be entitled to exercise its rights under or in connection with this Agreement, regardless of whether or not the Purchaser, its accountants, legal advisors or any of its directors or employees could have been aware, of the Breach.  Except as explicitly set forth in sentence 1, the provisions of Section 442 of the German Civil Code and of Sections 377 et. seq. of the German Commercial Code shall not apply.

6.4                               Thresholds and Aggregate Amounts of Guarantors’ Liability

a)                                     Guarantors shall only be liable pursuant to Section 6.1, if Guarantors’ liability exceeds in the aggregate EUR 150,000.00 (in words: Euro one hundred thousand), provided that once that minimum amount is exceeded, the Purchaser is entitled to claim the full amount of such claim, and further provided that in the event that any admissible claims, which individually do not exceed that minimum amount but are based on one or more identical or similar processes or events, shall together be considered being one admissible individual claim.

b)                                     Guarantors’ liability under Section 6.1 shall, except for any Breaches of the representations set forth in Section 5.3 (Ownership of Shares), Section 5.4 g) (Cash-at-Hand), Section 5.13 b) (Payment to Sellers and Affiliates), and Section 5.15 (Tax), be limited to an aggregate amount of EUR 5,000,000.00 (in words: Euro five Million) for Seller 1 and Mr. Schär (as joint and several debtors) and EUR 250,000.00 (in words: Euro two hundred fifty thousand) for Seller 2.

6.5                               Limitation Period

The claims of the Purchaser under Section 6 shall be time-barred (verjähren) upon expiration of a period of 24 months after the Closing Date except for

a)                                     Guarantors’ representations under Section 5.1 (Status of the Sellers), Section 5.2 (Legal Organization of the Company) and Section 5.3 (Ownership of Shares), which shall be time-barred ten (10) years after the Closing Date.

b)                                     Guarantors’ representations and warranties regarding Tax under Section 5.15 relating to time periods until the Closing Date, which shall be time-barred six (6) months after the final and binding assessment (bestandskräftige Festsetzung) of the relevant Tax.

7.                                      Tax Indemnity

7.1                               Tax Indemnity

Subject to the provisions of this Section 7.1, the Guarantors shall indemnify and hold harmless (freistellen) the Purchaser, and / or at Purchaser’s election the Company, from and against any Taxes relating to any periods up to the 31 December 2012 or which are based on any business transactions that took place on or prior to 31 December 2012, by paying an amount equal to the Taxes to Purchaser or, at Purchaser’s election, to the Company, unless the Taxes have been paid prior to the Closing Date.

The Purchaser shall not have a claim under this Section 7.1 if and to the extent that the Taxes are based on business transactions or measures that took place after the 31 December 2012.  Seller’s payment obligation pursuant to this Section 7 shall become due on the date on which Purchaser or the Company will have to pay the respective Taxes but not earlier than ten (10) business days after the Purchaser has notified the Guarantors of the respective claim under this Section 7.

7.2                              Exclusions and Limitations of Liability

Purchaser shall not have a claim under Section 7, if and to the extent a claim relates to (additional) tax profits for periods up to 31 December 2012 that lead to reduced tax profits in periods after 31 December 2012 (steuerliche Wenigergewinne), in particular but without limitation resulting from an increase of any depreciable, amortizable or accruable item.  In this case the Purchaser’s claim pursuant to Section 7 shall be reduced by the discounted potential future tax saving resulting from the reduced tax profits, whereas the tax saving shall be calculated on the basis of a combined tax rate of 30 % and under consideration of a period of not more than five years after 31 December 2012.  The potential future tax saving shall be discounted at a rate of 3%.

7.3                               Tax Assessments and Tax Audits

The Purchaser shall procure that the Guarantors are informed in a timely manner of all tax assessments (Steuerbescheide) and announcements of tax audits (Betriebsprüfungen) which may give rise to a claim of Purchaser under Section 7.  Purchaser shall procure that Guarantors are provided with all relevant documents and other information reasonably required by the Guarantors to evaluate the tax assessments or tax audits and the potential liability of Guarantors in connection therewith.  If and to the extent that tax audits of the Company relate to Taxes for which Guarantors may be liable under Section 7, Guarantors shall at their request be given the opportunity to instruct, at their own expense, counsel, accountants or auditors in relation to such tax audits and to participate in meetings with tax authorities in relation to such tax audits.

7.4                               Time Limitation

Any claims of Purchaser under Section 7 shall be time-barred six (6) months after the final and binding assessment (bestandskräftige Festsetzung) of the relevant Tax.

8.                                      Representations of Purchaser

8.1                               Purchaser hereby guarantees vis-à-vis the Sellers and Mr. Schär in the form of an independent undertaking within the meaning of Section 311 of the German Civil Code (selbstständiges Garantieversprechen) that the statements set forth in this Section 8 are true and correct as of the date hereof and will be true and correct as of the Closing Date:

a)                                     Purchaser has been duly established and validly exists as a corporation under the laws of Delaware.

b)                                     Purchaser has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein.  All required approvals of any corporate bodies of Purchaser have been given.

c)                                      The execution and consummation of this Agreement and of the transactions contemplated therein by the Purchaser does not violate the articles of association or other corporate documents, as the case may be, or any other legal obligations of the Purchaser and is not subject to challenge (Anfechtung) by any third party on any legal basis.

d)                                     There is no action, suit, investigation or other proceeding pending or threatened against or affecting Purchaser before any court, arbitrator, governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and there are no circumstances likely to give rise to any of the foregoing.

8.2                               In the event that the Purchaser is in breach of any representation in Section 8.1, the Purchaser shall be liable to the Sellers for any damage or liability arising from such breach, excluding compensation for lost profits.

9.                                      Covenants; Other Rights and Obligations

9.1                               Conduct of Business Prior to Closing

From the date hereof to the Closing Date, except as contemplated by this Agreement, Guarantors shall ensure that the Company conducts its businesses, in all material respects, in the ordinary course, consistent with past practice and does not take, or commit to take, any of the following actions without Purchaser’s prior approval (not to be unreasonably withheld or delayed):

a)                                     adopt or permit the adoption of any shareholders’ resolutions of the Company.

b)                                     with respect to the Company

(1)                                 enter into any agreement or assume any obligation or liability in excess of EUR 10,000.00 (in words: ten thousand Euro) outside the ordinary course of business;

(2)                                 any sale, transfer, creation of any pledge, lien or other encumbrances on or otherwise disposal of any Shares, or grant of any options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or otherwise become the owner of any of the Shares;

(3)                                 termination or modification of any shareholders’ agreement;

(4)                                 any divestiture by the Company of a business;

(5)                                 any investment by the Company in any other company or entity;

(6)                                 any incurrence or guarantee by the Company of any indebtedness for borrowed money, other than indebtedness incurred in the ordinary course of business and in amounts and on terms consistent with past practice;

(7)                                 payment or other discharge, or providing of security for, any material liabilities (whether matured, unmatured, asserted or unasserted, contingent, actual or other) other than the discharge of trade accounts payable, both in the ordinary course of business;

(8)                                 any capital expenditure, by additions or improvements to property, plant or equipment, in excess of EUR 20,000.00 (in words: twenty thousand Euro) each, except as provided in any plan or budget disclosed to Purchaser prior to the date hereof;

(9)                                 adopt or amend any agreement, plan or other instrument relating to Employee Benefits;

(10)                          any entering into a contract or any commitment which has a value or involves expenditure in excess of EUR 10,000.00 (in words: ten thousand Euro) outside the ordinary course of business or binds the Company for more than two years;

(11)                          waiver or other abolishment of any material right or claim of any nature, or any variation or termination of any existing contract which may have a material adverse effect upon the nature or scope of the Business;

(12)                          any transactions between the Company and a Seller or their Affiliates;

(13)                          any change of the accounting procedures or accounting principles unless required under applicable law or regulation;

(14)                          any entering into a contract of the kind set forth in Section 5.11

(15)                          enter into any transaction that is not on arm’s length terms.

(16)                          any sale, transfer, creation of any encumbrances on or otherwise disposal of any Intellectual Property Rights or material assets of the Company; and

(17)                          any factoring of receivables other than in the ordinary course of business consistent with past practice.

c)                                      For the sake of clarity: Due to the heavy workload with respect to the upcoming major festivals the Sellers shall only be obliged to provide further detailed financial or management information before 01 September 2013 if so agreed with the Sellers.

9.2                               Actions prior to Closing

a)                                     Between the date of this Agreement and the Closing Date, the Guarantors undertake to disclose to the Purchaser in writing, immediately upon becoming aware of the same, any circumstances that indicate that there has been a Breach or non-compliance by the Guarantors with the covenants or other obligations under this Agreement.

b)                                     To the extent reasonably required by Purchaser to fulfill the Closing Conditions and perform the Closing Actions or to monitor compliance by the Guarantors with their obligations under this Agreement, the Guarantors shall procure that from the date of this Agreement, the Company will provide to Purchaser and its professional advisers access during normal business hours to their properties, books, other records, management and employees and furnish to Purchaser such documents and other information that Purchaser reasonably requests.

c)                                      Guarantors shall procure that with effect as of the Closing Date, the Company will be released from any and all of their liabilities and other obligations towards the Guarantors and Guarantors’ Affiliates, except for claims, if any, that Guarantors or Guarantors’ Affiliates may have resulting from willful misconduct.

9.3                               General Exclusions and Limitations of Guarantors’ Liability

Without prejudice to other exclusions or limitations set forth in this Agreement, the Purchaser shall not have a claim under Section 6, if and to the extent that the Damages have been recorded as a liability or accruals (Rückstellung) in the Financial Statements.

9.4                               No Additional Rights or Remedies

The Parties are in agreement that except for any other rights and remedies explicitly provided for by this Agreement, the rights and remedies provided for in Sections 5 through 7 shall be the exclusive rights and remedies available to Purchaser in respect of any circumstances relating to the status and condition of the Company and their assets, liabilities and business.  Unless otherwise provided therein, (i) any right of the Purchaser to rescind (zurücktreten) this Agreement or to require the unwinding of the transactions contemplated therein (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung); (ii) any claim for reduction of purchase price (Minderung); (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo, Sections 241 (2), 311 (2) (3) German Civil Code); and (iv) any claim for frustration of contract pursuant to Section 313 German Civil Code (Störung der Geschäftsgrundlage), shall be excluded, save for any remedies of Purchaser in the event of willful deceit (arglistige Täuschung) or intentional breach of contract (vorsätzliche Vertragsverletzung).

9.5                               Termination of Other Relationships

Except as set forth in this Agreement, with effect as of and from the Closing Date, all agreements and other arrangements between Guarantors and Guarantors’ Affiliates on the one side and the Company on the other side shall be terminated with full and unconditional release of the Company from all claims, liabilities and other obligations.  If on or after the Closing Date any such claim, liability or other obligation still exists, Guarantors shall waive, and shall procure that Guarantors’ Affiliates waive, on demand all rights against the Company in respect of such claim, liability or other obligation.

9.6                               Covenant not to Compete

a)                                     For a period of five (5) years from the Closing Date, the Guarantors shall not

(1)                                 compete with the Business as and where conducted as of the Closing Date or establish, acquire, participate in or support any enterprise which competes with the Business or support any competition by third parties,

(2)                                 actively solicit for employment or hire any employees or freelancers of the Company nor assist any other person to do so,

(3)                                 influence or attempt to influence any customer, supplier, consultant or other third party that is maintaining and/or has a contractual or other business relationship with the Company at that time or in the twelve (12) months before to terminate or discontinue such relationship or to reduce the volume of goods or services provided thereunder.

b)                                     In the case of a breach by a Guarantor of the obligations of Section 9.6 a), the Damages of Purchaser for which the respective Guarantor shall be liable as a result thereof shall include, without limitation, any Damages suffered by the Company.  In addition to any other remedies available to Purchaser under this Agreement or applicable law, Seller 1 and Mr. Schär shall jointly and severally pay to Purchaser irrespective of fault a penalty of EUR 100,000.00 (in words: one hundred thousand Euro) for each individual breach of any of the obligations set out in Section 9.6 a) and Seller 2 shall pay to Purchaser irrespective of fault a penalty of EUR 50,000.00 (in words: fifty thousand Euro) for each individual breach of any of the obligations set out in Section 9.6 a).  If a breach by a Guarantor continues for more than thirty days, such continuation shall be regarded as a new and separate breach within the meaning of this Section 9.6 b).  Purchaser shall not be deemed to have waived the requirement of the Guarantors, and the Guarantors shall not be deemed to be relieved of their respective obligation, to comply with the obligations of Section 9.6 a) by Purchaser accepting payment of such penalty or seeking any other remedy available to which Purchaser may be entitled under this Agreement or applicable law.

c)                                      The Parties understand and agree that in the case of a breach by the Guarantors of the obligations in Section 9.6 a), the remedies available to Purchaser under this Agreement may not be sufficient to indemnify Purchaser and the Company fully against all damage, and that therefore Purchaser shall be entitled to enforce any claims for specific performance (Unterlassungs- und Beseitigungsansprüche) by injunctive relief (einstweiliger Rechtsschutz) without having to establish irreparable harm and without having to provide a collateral (ohne Sicherheitsleistung).

9.7                               Further Assurances; Cooperation; Name Changes

a)                                     After the date hereof, the Guarantors shall ensure that all of the business activities relating or similar to the Business shall be concentrated at and transferred to the Company and the Sellers shall, and use their best efforts to ensure that all of their Affiliates shall, concentrate at and transfer to the Company all of their activities relating or similar to the Business.

b)                                     The Company shall use its best efforts to employ an additional person as a financial controller or financial officer with professional qualifications (including English language skills) acceptable in the free discretion of the Purchaser.

c)                                      Subject to the terms and conditions of this Agreement, the Parties shall execute, or cause to be executed, all agreements and documents and to take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

d)                                     None of the Parties shall, prior to the Closing, enter into any transaction, which may prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

e)                                      The Guarantors agree to re-name all of the entities directly or indirectly owned to the effect that such entities shall not carry “i-Motion” as a part of their company name. The Purchaser agrees with a renaming such as “MotionHaus” if the respective entity is engaged in real estate activities.

9.8                               Indemnification

In the event that (i) the Net Debt of the Company (as defined in Exhibit 9.8) as of the Closing Date is negative and/or (ii) the Working Capital of the Company (as defined in Exhibit 9.8) as of the Closing Date falls short of USD 2,500,000.00 (in words: United States Dollar two million five hundred thousand) and/or (iii) the profit distributions, open or hidden, in cash or in kind, by the Company to the Sellers since 1 January 2013 exceed the amount of EUR 2,500,000.00 (in words: Euro two Million five hundred thousand), the Guarantors shall pay to the Purchaser an amount equal to the amount that the Net Debt is negative and/or the amount by which the Working Capital falls short of the aforementioned amount of USD 2,500,000.00 and/or the profit distributions exceed the aforementioned amount of EUR 2,500,000.00.

10.                               Miscellaneous

10.1                        Notices

All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand, by courier, mail or by telefax (provided that the telecopy is promptly confirmed in writing) to the person at the address set forth on the first two pages of this notarial deed, or such other address as may be designated by the respective Party to the other Parties in the same manner:

For each Seller with a copy to:
Dr. Walther Neussel, Dr.-Karl-Aschoff-Straße 9, 55543 Bad Kreuznach

To Purchaser with a copy to:
Dr. Justus Binder, c/o Reed Smith LLP, Von-der-Tann-Straße 2, 80539 München

10.2                        Confidentiality

a)                                     For a period of five years after the Closing Date, the Guarantors shall keep strictly confidential their knowledge about the Company and its business activities unless the information is publicly known at the date of disclosure and has become publicly known without any breach of any obligation under this Section 10.2 by the Guarantors, and shall further not use such information for itself and/or for others.

b)                                     The Parties shall keep strictly confidential, unless the information is publicly known at the date of disclosure and has become publicly known without any breach of any obligation under this Section 10.2 by the disclosing Party:

(1)                                 all information regarding this Agreement and the transactions contemplated in this Agreement, provided that the disclosure to legal and other advisers and accountants of the Parties who are subject to the duty of professional secrecy is permitted; and

(2)                                 all information regarding a Party and its Affiliates which the respective other Party obtained in connection with the negotiation and conclusion of this Agreement provided that the disclosure to legal and other advisers and accountants of the Parties who are subject to the duty of professional secrecy is permitted.

c)                                      Neither Party shall make any press release nor similar public announcements with respect to this Agreement and the transactions contemplated in this Agreement without the prior written consent of the respective other Parties.

d)                                     Notwithstanding the foregoing, each Party shall be entitled to make any disclosure required by law or by any public or judicial authority, provided that such Party shall notify the other Parties prior to such disclosure. Each Party shall be entitled to make any disclosure to any third party upon prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

10.3                       Costs and Expenses

a)                                     The notarial fees in connection with the execution of this Agreement shall be borne by the Purchaser.  However, if the Purchaser is entitled to rescind this Agreement pursuant to any provision of this Agreement and if the Purchaser rescinds this Agreement pursuant to such a provision (except for a rescission due to a non-fulfillment of the Closing Condition pursuant to Section 4.2 lit. a)), the Guarantors shall bear the fees pursuant to sentence 1 and shall keep the Purchaser indemnified and held harmless from and against such fees.

b)                                     Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

10.4                        Entire Agreement; Amendments and Waivers

a)                                     This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

b)                                     Any provision of this Agreement (including this Section 9.4) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by all Parties and explicitly refers to this Agreement or (ii) by notarized deed, if required by law.

10.5                        Assignments

Except as expressly set forth in this Agreement the Parties may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the consent of the other Parties.

10.6                        Set-off and Retention

Except as otherwise provided in this Agreement, the Parties shall not be entitled to set off (aufrechnen) or net off (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zurückbehaltungsrecht).

10.7                        Governing Law; Jurisdiction

a)                                     This Agreement shall be governed by, and construed in accordance with, the laws of Germany, without regard to principles of conflicts of laws.

b)                                     All disputes arising out of or relating to this Agreement as well as any disputes relating to its validity, shall to the extent legally possible be exclusively settled in the courts of Koblenz, Germany.

10.8                        Interpretation

a)                                     The headings in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

b)                                     Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

c)                                      For the purpose of any disclosure thresholds or the like in any representations and warranties contained in this Agreement, any reference to Euro (EUR) shall include the equivalent in any foreign currency at the official Euro foreign exchange rates of the ECB on the date hereof.

d)                                     Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement.  The term “including” shall mean “including without limitation”.

e)                                      For the purpose of this Agreement, a “Business Day” shall be any day other than a Saturday, Sunday, or other days on which banks in Koblenz, Germany, are generally closed.

f)                                       The Exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

g)                                      Wherever this Agreement refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

10.9                        Definitions

Exhibit 10.9 sets forth a list of the capitalized terms used in this Agreement, indicating the sections where such terms are defined.  Unless the context requires otherwise, terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

10.10                 Severability.

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby.  The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision.  The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

LIST OF EXHIBITS

Exhibit 1.6	Consent of the Seller’s Spouse	As a matter of proof

Exhibit 1.7	Consent of the Company	As a matter of proof

Exhibit 2.2	Earn Out	Read out

Exhibit 2.2 — compensation	Calculation of Compensating Cash Payment	Read out

Exhibit 3.2	Representations, Warranties and Acknowledgements of the Sellers concerning the Purchasers’ Securities	Read out

Exhibit 4.2 b) (4)	Scope of Agreements regarding Intellectual Property Rights	Read out

Exhibit 4.2 b) (5)	Intellectual Property Assignment Agreement	Read out, Exhibit A and Annex 3 § 14 BeurkG

Exhibit 5.4 a)	Financial Statements	§ 14 BeurkG

Exhibit 5.6 a)	List of Real Estate Leasing	§ 14 BeurkG

Exhibit 5.7 a)	Intellectual Property Rights	Cover sheet read out, enclosures 1 through 3 § 14 BeurkG, enclosure 4 as a matter of proof

Exhibit 5.9	Litigation, Disputes	Cover sheet and attached list read out, enclosures as a matter of proof

Exhibit 5.10 c)	List of Managing Directors and Employees/Freelancers	Cover sheet read out, rest § 14 BeurkG

Exhibit 5.10 d)	Employee Benefits	Read out

Exhibit 5.10 f)	List of freelancers	Read out

Exhibit 5.11 a)	Material Agreements	Cover sheet read out, rest as a matter of proof

Exhibit 5.12	Insurance Policies	§ 14 BeurkG

Exhibit 5.13 a)	Changes to corporate structure of the Company	Cover sheet read out, rest as a matter of proof

Exhibit 5.13 b)	Disbursements to Sellers / Affiliates	Cover sheet read out, rest as a matter of proof

Exhibit 5.13 e)	Dispositions on material assets	Read out

Exhibit 5.13 j)	New Employment Agreements	Read out

Exhibit 5.15 c)	Tax issues / Tax investigations	Read out

Exhibit 9.8	Definition of Net Debt and Working Capital	Read out

Exhibit 10.9	List of Definitions	Read out

Exhibit 2.2 to the Share Purchase Agreement

relating to i-Motion GmbH

of 16.07.2013

Adjustments to EBITDA

The EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company shall be adjusted, if applicable, as follows:

1.              Income in connection with (i) the acquisition of Intellectual Property Rights from Rufener Brand and/or Mr. Schär, (ii) the acquisition of assets from Motion Communication GbR and/or Seller 1, (iii) the acquisition of shares in I-Motion Veranstaltungs-GmbH and/or (iv) any kind of work or services provided by I-Motion Communication GbR or Seller 1 to the Company (e.g., design work, rent, bookkeeping), shall not be taken into consideration for the calculation of the EBITDA;

2.              Expenses up to a maximum amount of EUR 150,000.00 per year spent in relation to incremental staff requirements (salary, bonus and benefits) necessary in order to allow timely closing of the Company´s books and financial reporting in light of the SEC-reporting requirements shall not be taken into consideration for the calculation of the EBITDA, whereby the actual expenses shall be jointly revisited between the Company and the Purchaser to confirm that the amount is adequate;

3.              One-off expenses and income shall not be taken into consideration for the calculation of the EBITDA.

4.              Expenses resulting from shareholders´ resolutions instructing the Company´s management and thereby adversely affecting the business of the Company unless approved by Mr. Schär shall not be taken into consideration.

Exhibit 2.2. — compensation —

1.

Common Shares in the amount of USD 5 Mio shall be issued.

The value of the Common Share shall be guaranteed in an amount of 80%, which results in a guaranteed amount of 4 Mio. USD. The guarantee is limited to a period of 30 days after the end of the lock-up period and to those Common Shares which during this period have factually been sold by Seller 1 at NASDAQ.

2.

The guaranteed value of the Common Share at 80% in the amount of USD 4 Mio. shall be exchange rate protected (EUR 0.7874 to USD 1.-) and therefore results in a minimum amount of EUR 3,149,600.-.

3.

For sales of Common Shares at NASDAQ within 30 days after the end oft he lock-up period the Purchaser shall pay the negative differential amount between the proceeds from the sale and the guaranteed amount of USD 4 Mio., or the minimum amount of EUR 3,149,600.- respectively. In case not all of Common Shares issued to Seller 1 will be sold at NASDAQ, the guaranteed value shall be limited to the portion sold at NASDAQ.

4.

Seller 1 will provide evidence on the sales to the Purchaser to by appropriate means.

Exhibit 3.2 to the Share Purchase Agreement

relating to i-Motion

of 16.07.2013

Representations, Warranties, and Acknowledgements of Seller 1 concerning the Purchaser’s securities

Seller 1 hereby represents, warrants, and acknowledges the following concerning the Purchaser’s securities:

1.                                      One Year Holding Period

Seller 1 is not permitted to sell the Common Shares for a period of one year from the respectively date of issuance of Common Shares.

2.                                      Acquisition Entirely for Own Account

The Purchaser’s securities to be acquired by Seller 1 under the Share Purchase Agreement are being acquired for investment for Seller 1s’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller 1 has no present intention of selling, granting any participation in, or otherwise distributing the same.  Seller 1 does not have any arrangement with any person or entity to sell, transfer or grant participations to such person or entity with respect to any of the Purchaser’s securities.  Seller 1 has not been formed for the specific purpose of acquiring the Purchaser’s securities.

3.                                      Opportunity for Discussion

Seller 1 has had an opportunity to discuss Purchaser’s business, management, financial affairs and the terms and conditions of the transfer of the Purchaser’s securities with Purchaser’s management.

4.                                      Foreign Investors

Seller 1 is satisfied as to the full observance of the laws of his jurisdiction of organization and domicile in connection with the acceptance of the Purchaser’s securities, including (i) the legal requirements within such jurisdiction or jurisdictions for the acceptance of the Purchaser’s securities, (ii) any foreign exchange restrictions applicable to such acceptance, (iii) any consents that might need to be obtained from any public authority or other person or entity, and (iv) the income tax and other tax consequences, if any, that might be relevant to the purchase, holding, redemption, sale, or transfer of the Purchaser’s securities.  Seller 1s’ subscription and payment for and continued beneficial ownership of the Purchaser’s securities will not violate any applicable securities or other laws of such jurisdictions.

5.                                      No General Solicitation

Neither Seller 1, nor any of his officers, directors, employees, agents, equity holders or partners, has either directly or indirectly, including through a broker or finder, (i) engaged in any general solicitation in connection with the offer and sale of the Purchaser’s securities or (ii) published any advertisement in connection with the offer and sale of the Purchaser’s securities.

6.                                      Principal Place of Business

The principal place of business of Seller 1 is located in Germany.

7.                                      Restricted Securities

Seller 1 understands that the Purchaser’s securities have not been and, subject only to Section 8 of this Exhibit, will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and are and, if issued, will be issued by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller 1s’ representations as expressed herein.  Seller 1 understands that the Purchaser’s securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller 1 must hold the Purchaser’s securities indefinitely unless they are registered with the United States Securities and Exchange Commission (“SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Seller 1 acknowledges that Purchaser has no obligation to register or qualify the Purchaser’s securities for resale, except as set forth in Section 8 of this Exhibit.

8.                                      Registration

Seller 1 acknowledges that Purchaser will use commercially reasonable efforts to register the Common Shares for resale with the SEC, subject to the agreements of the Purchaser’s members with the underwriters of the initial public offering of the Purchaser’s securities.  At the Purchaser’s request and in connection with an initial public offering, Seller 1 shall enter into a customary “lock up” agreement as reasonably requested by the underwriters of the Purchaser’s members; provided, that the Purchaser’s management is concurrently entering into a comparable agreement upon terms no less restrictive than those applicable to Sellers.

9.                                      No Public Market

Seller 1 understands that no public market now exists for the Purchaser’s securities and, that, subject to Section 8 of this Exhibit, Purchaser has made no assurances that a public market will ever exist for the Purchaser’s securities.

10.                               Legends

Seller 1 understands that the Common Shares might bear one or all of the following legends:

a)                                     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO SFX ENTERTAINMENT, INC. (THE “COMPANY”) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS CERTIFICATE, AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE COMPANY.”

b)                                     Any legend set forth in, required by, or to reflect the transfer restrictions with respect to any Common Shares set forth in any ancillary document to the Share Purchase Agreement.

c)                                      Any legend required by the securities laws of any state to the extent such laws are applicable to the Common Shares represented by the certificate so legended.